Exhibit 10.3

July 6, 2015

John F. Thero

Dear John:

Thank you for your continued service with Amarin Corporation plc (the “Company”). The purpose of this letter is to amend certain terms of that certain January 2014 letter agreement between you and the Company concerning the terms of your employment with the Company (the “Employment Agreement”), which is enclosed herewith for your reference. Except as specifically amended herein, all other terms and conditions of the Employment Agreement will remain in full force and effect, unless amended or otherwise modified under separate cover.

1.	The paragraph beginning “Change of Control” in Section 7 of the Employment Agreement is replaced with the following:

The meaning of “Change of Control” shall be limited to the following events, but only to the extent such events constitute a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code:

(i)	any person or company (either alone or together with any person or company acting in concert with him or it) (an “Acquiring Company”) obtaining Control of the Company,

(ii)	any person or company that Controls the Company becoming bound or entitled to acquire Shares under sections 974 to 991 of the UK Companies Act 2006,

(iii)	any court sanctioning a compromise or arrangement under section 899 of the UK Companies Act 2006,

(iv)	a resolution being tabled for the voluntary winding-up of the Company,

(v)	any Acquiring Company acquiring all or substantially all of the assets of the Company,

(vi)	any merger, reorganization, consolidation or other similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the Company or any resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction,

(vii)	the sale of all or a majority of the Shares of the Company to an unrelated person, entity or group thereof acting in concert, or

(viii)	any other similar transaction which the Board determines should constitute a Change of Control for the purposes of the Plan.

“Control” means the ownership of more than fifty (50) percent of the issued share capital or other equity interest of the Company or the legal power to direct or cause the direction of the general management and policies of the Company.

We look forward to continuing working with you at Amarin. If you have any questions about the above amendments, please do not hesitate to call. Otherwise, please confirm your acceptance of these amendments by signing below and returning a copy to me no later than July 31, 2015.

Signed for and on behalf of:

AMARIN CORPORATION PLC

Signed:	/s/ Joseph T. Kennedy
Joseph T. Kennedy

Dated:	July 29, 2015

I understand, acknowledge, and accept the amended terms and conditions of my Employment Agreement as stated above.

Signed:	/s/ John F. Thero
John F. Thero

Dated:	July 29, 2015

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